Exhibit 23.6

Mining, Geology and Energy Consultants

November 18, 2024

Via Email: SStewart@archrsc.com

Executive Towers West I

1431 Opus Place, Suite 210

Downers Grove, Illinois 60515

USA

Mr. Wm. Scott Stewart Arch Resources, Inc. 1 CityPlace Drive, Suite 300 St. Louis, Missouri 63141	Tel: 630-968-5400 Fax: 630-968-5401 weir@weirintl.com

Reference: Consent of Independent Experts

Dear Mr. Stewart

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of CONSOL Energy Inc. to be filed with the Securities and Exchange Commission on or about November 18, 2024, and in the related Joint Proxy Statement/Prospectus (collectively, the “Registration Statement”), of all references to our firm and of our technical report summaries dated February 10, 2022 and February 11, 2022, included in or made a part of the Annual Report on Form 10-K for the year ended December 31, 2023 of Arch Resources, Inc. We further consent to the use of the name Weir International, Inc. under the heading “Experts” in such Registration Statement.

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had, or now has, a substantial interest in Arch Resources, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

Weir International, Inc.

By:	/s/ Fran X. Taglia
Fran X. Taglia
President